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                                                                    EXHIBIT 12

                              WesBanco, Inc.
             Computation of Ratio of Earnings to Fixed Charges
                       (Dollar amounts in thousands)


                                               December 31,
                              --------------------------------------------
                               1994     1993     1992      1991     1990
                               ----     ----     ----      ----     ----
Net income                    $15,697  $17,842  $16,471*  $14,403  $13,741
Provision for income taxes      5,780    6,587    6,523     5,239    4,487
                              --------------------------------------------
Earnings before provision
  for income taxes             21,477   24,429   22,994    19,642   18,228
                              --------------------------------------------

Preferred stock dividend
  requirements                    183      184      184       184       18

Ratio of pretax income to
  net income                     1.37     1.37     1.40      1.36     1.33
                              --------------------------------------------
Preferred dividend factor     $   250  $   252  $   257   $   251  $    24

Ratio of earnings to preferred
  dividends                      85.8     97.0     89.5      78.3    763.4
                              --------------------------------------------


* Does not include the change in accounting for postretirement benefits-net of tax effect of ($592,000).

   WesBanco has no fixed charges as defined by Regulation S-K Item 503-Summary; Risk Factors; Ratio of Earnings to Fixed Charges.

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